AGREEMENT

	AGREEMENT dated as of March 31, 1995 by and among Signal Apparel Company, Inc. (the "COMPANY"), W G Trading Company Limited Partnership ("WG TRADING"), Walsh Greenwood & Co. ("WALSH GREENWOOD"), FS Signal Associates, L.P. and FS Signal Associates II, L.P. (collectively, "FS SIGNAL").

	WHEREAS, the Company, certain of the Company's subsidiaries and Walsh Greenwood propose to enter a Credit
Agreement, dated as of March 31, 1995 (the "CREDIT
AGREEMENT"), pursuant to which Walsh Greenwood will extend to the Company a line of credit of up to $15,000,000 (the
"LOAN") which shall be evidenced by one or more promissory notes maturing three years from the date of issuance (the
"NOTES");

	WHEREAS, pursuant to the Credit Agreement and as consideration for committing to make the Loan, the Company will issue to Walsh Greenwood certain Warrants to purchase shares of the Company's Common Stock (collectively, the "WARRANTS");

	WHEREAS, Walsh Greenwood, W G Trading and FS Signal each hold shares of the Company's voting stock;

	WHEREAS, Walsh Greenwood, W G Trading and FS Signal hold all of the outstanding shares of the Company's Series C Preferred Stock, $100,000 stated value per share and FS Signal Associates II, L.P. holds all of the outstanding shares of the Company's Series A Preferred Stock, $100,000 stated value per share;

	WHEREAS, the Loan is necessary for the Company's continued operations; and

	WHEREAS, the Notes evidencing the Loan and the Warrants are transferable and either may be transferred in exchange for participation in the Loan;

	NOW, THEREFORE, for and in consideration of the foregoing and of the agreement of Walsh Greenwood to make the Loan, the parties agree as follows:

	1.      Waiver of Preferred Dividends.   Walsh Greenwood,
WG Trading and FS Signal agree on behalf of themselves and any future holders of the Company's Series A Preferred Stock and Series C Preferred Stock that they will waive accrual and payment of all future dividends and dividend

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accumulations with respect to such preferred stock for the
period from January 1, 1995 until the earlier of January 1, 2001, or such time as all outstanding principal amount of the Notes and all accrued interest thereon has been paid in full or the Credit Agreement has been terminated; provided, however, that if the Company should file for bankruptcy protection then the waivers provided for by this Section shall be of no force and effect.

	2. Right of Redemption. Walsh Greenwood, WG L.P. and FS Signal on behalf of themselves and any future holders of the Company's Series A Preferred Stock and Series C
Preferred Stock grant the Company the right, upon payment in full of all principal and accrued interest due under the Notes and upon repayment of the $6,500,000 currently owed by a subsidiary of the Company to Greyrock Capital Group, Inc., an affiliate of NationsBank, N.A., which obligation has been guaranteed by the Company, to redeem all of the Company's then outstanding Series A and Series C Preferred Stock using Common Stock of Signal whose shares shall be priced at $7.00 per share. For example, $100,000 of Preferred Stock with $15,000 of accrued dividends could be redeemed with 16,428.6 shares of Signal Common Stock. The Series C Preferred Stock, however, must be fully redeemed before Series A Preferred
Stock may be redeemed. Such right of redemption must be exercised by the Company before the close of business on June 30, 1998. Should Signal file for bankruptcy prior to June 30, 1998, Signal may not exercise the rights outlined in this Section 2.

	3. Transfer of Preferred to Facilitate Exercise of Warrants. Upon the request of Walsh Greenwood, from time to time, and in consideration of $1.00 to be paid by Walsh Greenwood to FS Signal and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, FS Signal agrees promptly to transfer shares of the Company's Series C Preferred Stock to Walsh Greenwood as agent for the holders of the Warrants to be used solely by Walsh Greenwood or transferees of Walsh Greenwood for the payment of the exercise price stipulated in the Warrants. The face value of the Company's Series C Preferred Stock that FS Signal shall be obligated to transfer to Walsh Greenwood from time to time pursuant to this Section 3 shall not exceed $3,375,000 in the aggregate. Should Signal file for bankruptcy, any of FS Signal's
Series C Preferred shares not theretofore used to exercise Warrants shall be returned to FS Signal. Additionally, FS Signal's Series C Preferred shares, referred to above, not used in the exercise of the Warrants are and shall continue to be the property of FS Signal until used.

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	4.      Agreement to Restrict Transfer of Preferred.  The
parties hereto represent that they are the holders of all outstanding shares of the Preferred Stock on the attached
Schedule A. Until termination of this Agreement, the Parties hereto agree that they shall not transfer any shares of such Preferred Stock unless and until the proposed transferee shall have agreed to be bound by the terms and conditions of this Agreement. The parties hereto also agree to surrender their certificates representing the Preferred
Stock and to request that the Company legend each such certificate as follows:


THE SHARES REPRESENTED BY THIS CERTIFICATE ARE THE SUBJECT
OF A SHAREHOLDER'S AGREEMENT DATED AS OF MARCH 31, 1995 AND
MAY NOT BE TRANSFERRED UNLESS THE TRANSFEREE AGREES TO BE
BOUND BY THE TERMS AND CONDITIONS OF THE SAID AGREEMENT.

	5. Observer Rights; Right to Nominate Directors. FS Signal shall have the right, from and after the date hereof, to designate a representative who shall be entitled to receive notice of all regular and special meetings of the Company's Board of Directors and who shall be entitled to receive all materials and information otherwise provided to Directors of the Company for such meetings and who shall be entitled to sit in on and observe any and all such meetings of the Board of Directors. FS Signal agrees to maintain the confidentiality of any and all such materials and information received from the Company, or from its officers and directors, pursuant to the rights created by this section 5 and any other information received in the exercise of its rights hereunder. Additionally, the Company shall grant FS Signal the right, beginning with the Company's annual meeting in 1996, and continuing until the annual meeting in 2001, to nominate 2 directors, who shall be included in the slate of nominees submitted to the Company's shareholders in the Company's proxy solicitation materials for such annual meeting of shareholders.

	6. Amendments and Modifications. This Agreement may not be amended or modified without the consent in writing of all parties and of all holders of outstanding Notes or Warrants.

	7. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, and


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any enforcement of the terms hereof shall be brought in the state or federal courts located in New York City, New York, to the jurisdiction of which all parties accede.

	IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and date first above written.

WG TRADING COMPANY LIMITED PARTNERSHIP


BY /s/ Paul R. Greenwood


WALSH GREENWOOD & CO.


BY: /s/ Paul R. Greenwood


SIGNAL APPAREL COMPANY, INC.


BY: /s/ William H. Watts


FS SIGNAL ASSOCIATES, L.P.


BY: /s/ Kevin S. Penn

FS SIGNAL ASSOCIATES II, L.P.


BY: /s/ Kevin S. Penn